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EXHIBIT 99


Thursday
May 27, 1999

FIRST UNION AND EVEREN AMEND THEIR MERGER AGREEMENT
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CHARLOTTE and CHICAGO - EVEREN Capital Corporation (NYSE:EVR) and First Union
Corporation (NYSE:FTU) today announced an amendment to the original terms of their merger agreement.

The total purchase price of $1.1 billion, the value of the employee retention pool and the expected impact on future First Union earnings are the same as previously announced. The transaction is expected to dilute First Union's operating earnings by 2 cents per share in 1999 and become accretive in 2000 and beyond. Under the amended agreement, First Union will issue a number of shares of First Union common stock valued at $31 in exchange for each EVEREN share. The number of First Union shares to be exchanged for each EVEREN share will be based on the average closing price of First Union stock during a 10-day trading period prior to closing. First Union expects to repurchase a number of shares of its common stock equal to the shares to be issued in the transaction. The transaction is expected to be completed in the third quarter of 1999, subject to EVEREN shareholder approval, regulatory approval and other conditions of closing.

This press release contains various forward-looking statements with respect to First Union, EVEREN Capital and the combined organization following consummation of the acquisition, which have various risks and uncertainties. Various factors that could cause actual results to differ materially from those contemplated by such statements are set forth in First Union's and EVEREN's 1998 Annual Reports on Form 10-K and 1999 Current Reports on Form 8-K filed with the Securities and Exchange Commission.


First Union Contacts:
Media Relations: Laurie Hedrick, 704-374-6092
Investor Relations: Teresa Jones, 704-374-4353
EVEREN Contacts:
Media Relations: Jeff Leshay, 312-574-5788; Wilson Medina, 312-574-5152 Investor Relations: Elizabeth Cassanos, 312-574-5273


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